Filed Pursuant to Rule 433
Dated June 20, 2008
Registration Statement No. 333-151461

Press Release

Date:	June 20, 2008	Contact:	Richard J. Harris
For Release:	Immediately	Telephone:	(441) 292-3645
ENSTAR GROUP LIMITED ANNOUNCES PROPOSED TRANSACTION
     Hamilton, Bermuda — June 20, 2008 —Enstar Group Limited (Nasdaq:ESGR) today announced that it had reached an agreement with the Board of Directors of Goshawk Insurance Holdings Plc for a cash offer to be made by a wholly-owned subsidiary of Enstar for the entire issued share capital of Goshawk. The offer values each share of Goshawk at 5.2 pence (US$0.103), or £45.7 million (US$90.3 million) for all the issued shares of Goshawk in the aggregate. Enstar will finance the transaction using a $60.0 million credit facility provided by National Australia Bank Limited and a £22.9 million (US$45.2 million) irrevocable standby letter of credit from JP Morgan.
     Goshawk owns Rosemont Reinsurance Limited, a Bermuda-based reinsurer that wrote primarily property and marine business. Rosemont was placed into run-off in October 2005 following a significant decline in its capital base as a result of substantial catastrophe losses from both the 2004 year and, in particular, from Hurricanes Katrina, Rita and Wilma in 2005.
     The offer to purchase the outstanding shares of Goshawk is subject to a number of conditions, including required regulatory approval.
     Enstar, a Bermuda company, acquires and manages insurance and reinsurance companies in run-off and provides management, consultancy and other services to the insurance and reinsurance industry.
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     This press release does not constitute a tender offer and no offer is being made, directly or indirectly, in the United States, Australia, Canada or Japan or any jurisdiction where to do so would constitute a breach of laws in that jurisdiction.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important risk factors regarding Enstar may be found under the heading “Risk Factors” in Enstar’s Registration Statement on Form S-3, as amended on June 13, 2008, and are incorporated herein by reference. Furthermore, Enstar undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.
     Enstar has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Enstar has filed with the SEC for more complete information about Enstar and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Enstar, any underwriter or any dealer participating the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-8163.

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